Exhibit 10.5


                             ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              LIGHTNING POKER, INC,

                                       and

                              POKER AUTOMATION LLC

                           DATED AS OF November 9 2007


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                                TABLE OF CONTENTS
                                                                            Page
ARTICLE I DEFINITIONS                                                         1
         1.1 Defined Terms....................................................1
         1.2 Interpretation...................................................7
ARTICLE II SALE OF ASSETS.....................................................7
         2.1 Sale of Assets and Assumption of Liabilities.....................7
         2.2 Consideration....................................................7
         2.4 Allocation of Purchase Price.....................................8
         2.5 Certain Disputes.................................................8
ARTICLE III CLOSING...........................................................9
         3.1 Closing Date.....................................................9
         3.2 Closing Transaction..............................................9
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER..........................10
         4.1 Organization and Power..........................................10
         4.2 Authorization of Transactions...................................10
         4.3 Subsidiaries; Investments.......................................10
         4.4 Absence of Conflicts............................................10
         4.5 Financial Statements............................................11
         4.6 Certain Developments............................................11
         4.7 Tax Matters.....................................................12
         4.8 Contracts and Commitments.......................................14
         4.9 Proprietary Rights..............................................15
         4.10 Litigation; Proceedings........................................16
         4.11 Brokerage......................................................16
         4.12 Governmental Licenses and Permits..............................16
         4.13 Employees......................................................17
         4.14 ERISA..........................................................17
         4.15 Affiliate Transactions.........................................18
         4.16 Compliance with Laws...........................................18
         4.17 Environmental Matters..........................................19
         4.18 Assets.........................................................19
         4.19 Undisclosed Liabilities........................................19
         4.20 Insurance......................................................19
         4.21 Real Property..................................................20
         4.22 Customers......................................................20
         4.23 Foreign Corrupt Practices Act..................................20
         4.24 Disclosure.....................................................20
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER............................21
         5.1 Organization and Power..........................................21
         5.2 Authorization of Transaction....................................21

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         5.3 Absence of Conflicts............................................21
         5.4 Brokerage.......................................................21
         5.5 Litigation; Proceedings.........................................21
ARTICLE VI COVENANTS.........................................................22
         6.1 Exclusivity.....................................................22
         6.2 Operation and Maintenance of the Business.......................22
         6.3 Information and Access..........................................23
         6.4 Consents Generally..............................................23
         6.5 Further Assurances..............................................24
         6.6 Copies of New Contract..........................................24
ARTICLE VII CONDITIONS TO CERTAIN OBLIGATIONS................................24
         7.1 Buyer's Closing Conditions......................................24
         7.2 Seller's Closing Conditions.....................................26
ARTICLE VIII TERMINATION.....................................................27
         8.1 Termination Events..............................................27
         8.2 Effect of Termination...........................................27
ARTICLE IX OTHER COVENANTS...................................................28
         9.1 Retention of Retained Records; Continuing Assistance............28
         9.2 Press Releases and Announcements................................29
         9.3 Further Assurances..............................................29
         9.4 Confidentiality.................................................30
         9.5 Employment Matters..............................................31
ARTICLE X INDEMNIFICATION AND RELATED MATTERS................................31
         10.1 Survival; Absence of Other Representations.....................31
         10.2 Indemnification................................................32
         10.3 Indemnification Procedures.....................................33
         10.4 Treatment of Indemnification Payments..........................34
ARTICLE XI MISCELLANEOUS.....................................................35
         11.1 Amendment and Waiver...........................................35
         11.2 Notices........................................................35
         11.3 Binding Agreement; Assignment..................................35
         11.4 Severability...................................................36
         11.5 No Strict Construction.........................................36
         11.6 Captions.......................................................36
         11.7 Entire Agreement...............................................36
         11.8 Counterparts...................................................36
         11.9 Governing Law..................................................36
         11.10 Specific Performance..........................................37
         11.11 Expenses......................................................37
         11.12 Remedies Cumulative...........................................37
         11.13 Parties in Interest...........................................37

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         11.14 Generally Accepted Accounting Principles......................37
         11.15 Waiver of Jury Trial..........................................37

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of November 7, 2007 by and between Poker Automation, LLC., a California limited liability company ("Seller"), and Lightning Poker, Inc., a Pennsylvania corporation ("Buyer"). Buyer and Seller are sometimes referred to herein as the "Parties,"

         WHEREAS, Seller maintains a business of providing automated poker tables and cash management systems for the gaming industry (collectively, the "Business") and owns or has the right to use all of the Assets (as defined herein); and

         WHEREAS. Seller desires to sell, and Buyer desires to purchase, the Assets upon the terms set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Defined Terms, In this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person,

         "Agreement" has the meaning set forth in the preamble to this Agreement

         "Assets" means the assets of Seller set forth on Exhibit "B" attached hereto

         "Assignment and Assumption Agreement" has the meaning set forth in
Section 7.1.

         "Assumed Contract" has the meaning set forth in the definition of "Assets" herein.

         "Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA ss. 3(3)) and any other employee benefit plan, program or arrangement of any kind.

         "Business" has the meaning set forth in the recitals.

         "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

         "Certifications" has the meaning set forth in the definition of "Assets" herein.

         "Closing" has the meaning set forth in Section 3.1.



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         "Closing Date" has the meaning set forth in Section 3.1.

         "Closing Transactions" has the meaning set forth in Section 3.2.

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "COBRA" has the meaning set forth in Section 4.14.

         "Confidential Information" has the meaning set forth in Section 9.4.

         "Consent" means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is (a) required or necessary for any of (i) the execution, delivery or performance of this Agreement or any other Transaction Document, (ii) the consummation of any Closing Transaction or other transaction contemplated hereby or thereby or (iii) the conduct of the Business by Buyer after Closing in the same manner as presently conducted or proposed to be conduced by Seller or the holding or utilization of any Asset thereafter, whether such requirement or necessity arises pursuant to any Legal Requirement, Contract, License, or Certification (including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract) or (b) requested by Buyer and set forth on the attached Schedule 4.4.

         "Contract" means any oral or written agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which Seller is a party or by which it is bound or to which it or any Asset is subject or which pertains to the Business.

         "Environmental Laws" has the meaning set forth in Section 4.17(a).

         "ERISA" has the meaning set forth in Section 4.14.

         "Excluded Liabilities" means all Liabilities, including, without limitation:

             (a) any Liabilities arising with respect to any Benefit Plan which is a tax-qualified "defined contribution plan" (as that term is defined in Section 3(34) of ERISA), whether or not terminated, or any other Benefit Plan or material fringe benefit plans;

             (b) any Liabilities (whether asserted before or after the Closing Date) for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any Assumed Contract, or License agreed to be performed pursuant to this Agreement by Buyer, to the extent that such breach or claim arises out of or by virtue of Seller's performance or nonperformance thereunder prior to the Closing Date, it being understood that, as between the Parties hereto, this subsection shall apply



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notwithstanding any provision which may be contained in any form of consent to the assignment of any such Assumed Contract, Lease or License which by its terms, imposes such Liabilities upon Buyer and which assignment is accepted by Buyer notwithstanding the presence of such a provision, and that Seller's failure to discharge any such Liability shall entitle Buyer to indemnification in accordance with the provisions of Article X hereof;

             (c) any uninsured Liabilities of Seller for injury to or death of persons or damage to or destruction of property (including, without limitation, any worker's compensation claim) with respect to acts or omissions by Seller which occur on or prior to the Closing Date regardless of when said claim or Liability is asserted, including, without limitation, any claim for consequential damages in connection with the foregoing; it being understood and agreed that any such claim or Liability asserted after the Closing Date, but arising from acts or omissions by Seller which occur before the Closing Date, shall be considered to be a claim against or a Liability of such Seller for injury to or death of persons or damages to or destruction of property and therefore not assumed hereunder by Buyer;

             (d) any Liabilities of Seller arising out of infringement of the Proprietary Rights of any Person;

             (e) Liabilities arising out of violations occurring on or prior to the Closing Date of any Legal Requirement;

             (f) any Liability in respect of any claim, action, litigation, suit, proceeding, hearing or investigation of Seller or related to the Business or any Asset arising on or prior to the Closing Date (whether asserted or commenced before or after the Closing Date);

             (g) any Liabilities relating to the Assets;

             (h) any Liabilities with respect to indebtedness of Seller or dividends payable by Seller whether incurred or accrued before or after the Closing Date;

             (i) any Liabilities relating to the capital stock of Seller or any shareholders agreements to which Seller is party;

             (j) any Liabilities relating to obligations of Seller or its shareholders under this Agreement or any Transaction Document;

             (k) any Liabilities relating to any transactions between Seller and any of its Insiders or employees whether occurring before or after the Closing Date; and

             (l) any Liability for or on account of any Tax.

         "Financial Statements" has the meaning set forth in Section 4.5.



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         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "Governmental Entity" means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Indemnified Party" has the meaning set forth in Section 10.3.

         "Indemnifying Party" has the meaning set forth in Section 10.3.

         "Insider" means any stockholder, partner, member, officer or director (or similar official) of Seller, any Affiliate or member of the immediate family of any of the foregoing Persons, or any Person in which any of the foregoing Persons directly or indirectly owns any material beneficial interest. The "immediate family" of any individual means such individual's (and such individual's present or former spouse's) grandparents, parents, spouse, siblings, children and grandchildren.

         "Investigating Parties" has the meaning set forth in Section 63.

         "IRS" has the meaning set forth in Section 4.14.

         "Legal Requirement" means all federal, state and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes,

         "License Agreement" has the meaning set forth in Section 7.1.

         "Licenses" has the meaning set forth in the definition of "Assets" herein.

         "Lien" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement or other encumbrance of any kind or nature whatsoever (including any conditional sale of other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

         "Loss" has the meaning set forth in Section 10.2(a).

         "Material Adverse Effect" means a material adverse effect on the Business, the Assets or the business, operations, financial condition, prospects or results of operations



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of the Business or on the ability of Seller to perform its obligations under this Agreement or any other Transaction Document

         "Noncompetition Agreements" has the meaning set forth in Section 7.1.

         "Ordinary Course" means, with respect to any Person, in the ordinary course of that Person's business consistent with past practice, including as to the quantity, quality and frequency.

         "Parties" has the meaning set forth in the preamble to this Agreement.

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any Governmental Entity or any similar entity.

         "Plan" has the meaning set forth in Section 4.14.

         "Pre-Closing Period" means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods and portions. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period through the end of the Closing Date shall constitute a Pre-Closing Period.

         "Post-Closing Period" means any taxable period or portion thereof beginning after the Closing Date or, as the context may require, all such periods and portions. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

         "Proprietary Rights" means all of the following items owned by, issued to or licensed to, Seller that relate to the Business, the Assets, along with all income, royalties, damages and payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including data, databases and related documentation); other proprietary rights; licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing



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(in whatever form or medium), in each case including the items set forth on
Schedule 4.9(a).

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Purchase Price Allocations" has the meaning set forth in Section 2.2.

         "Relevant Group" means any affiliated, combined, consolidated, unitary or other group for Tax purposes of which Seller is or was a member.

         "Seller" has the meaning set forth in the preamble to this Agreement.

         "Significant Customer" has the meaning set forth in Section 4.23.

         "Software" has the meaning set forth in definition of "Assets" herein.

         "Software Premium" has the meaning set forth in Section 2.2.

         "Tangible Book Value Payment" has the meaning set forth in Section 2.2.

         "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales (including bulk sales), use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duty, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax assessment, fees, levy or other governmental charge of any kind whatever, whether disputed or not, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) any liability for or in respect of the payment of my amount of a type described in clause (i) of this definition arising as a result of being or having been a member of any Relevant Group and (iii) any liability for or in respect of the payment of any amount of a type described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

         "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Legal Requirement relating to any Taxes.

         "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

         "Transaction Documents" means this Agreement, the License Agreement, the Assignment and Assumption Agreement and the Noncompetition Agreements.



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         "Transfer Taxes" means sales, bulk sales, use, transfer, real property transfer, filing, recording, stock transfer, stamp, stamp duty reserve, value added, documentary and other similar Taxes.

         "Transferred Employee" has the meaning set forth in Section 9.1.

         "Transferred Records" has the meaning set forth in the definition of "Assets" herein,

         "Treasury regulations" means the regulations promulgated or proposed by the United States Treasury Department under the Code.

         1.2 Interpretation. The terms "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning "when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the terms "knowledge" or "aware" will include the actual knowledge and awareness of the Person in question, and the knowledge and awareness that such Person would have obtained after making reasonable inquiry and exercising reasonable diligence with respect to the matter in question. Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement.

                                   ARTICLE II
                                 SALE OF ASSETS

         2.1      Sale of Assets and Assumption of Liabilities.

                  (a) Sale of Assets. At the Closing, and on the terms and subject to the conditions in this Agreement, Seller shall sell, assign, transfer, deliver, and convey to Buyer and/or its nominees, and Buyer and/or its nominees shall purchase and accept from Seller, all of Seller's right, title, and interest in and to the Assets, as they exist on the Closing Date, in each case free and clear of any Lien (other than Permitted Liens) and restrictions on transfer.

                  (b) Assumption of Liabilities. The Buyer will not assume or have any responsibility with respect to any Liability.

                  (c) Consideration. The consideration for the Assets (the "Purchase Price") shall consist of:

                     (i) A total of $400.000 in cash, paid as follows: Buyer shall pay $203,000 to Seller and Buyer shall deposit $197,000 with an escrow agent selected



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by the Parties as soon as practicable following the Closing, pursuant to an escrow agreement which shall provide, among other things, for the escrow be held until the earlier of (A) one year from the date of this Agreement, or (B) until claims by IIG, if any, have been resolved at which point, any remaining escrowed amounts plus accrued interest, shall be released to Seller. The amount in escrow shall be used to satisfy any costs and claims arising from any dispute between Seller, Seller's members, employees, officers and managers (including attorneys' fees) and International Investment Group Corp. of Las Vegas NV ("IIG") or any party related to IIG in any way, under terms and conditions mutually acceptable to the Parties;

and

                  (ii) a total of up to 344,058 shares (8%) of the common stock of Buyer issued to one or more entities or persons as designated by the Seller, Seller agrees that no single entity or person receiving common stock of Buyer shall own more than 215,036 shares of the stock transferred under this Agreement, and as a result, all persons and entities receiving stock shall under this agreement shall at all times directly or indirectly hold less than 215,036 shares (5%) of the common stock of Buyer.

                  (iii) Prior to the identification of the escrow agent, the escrow amount shall be deposited in the client trust account of Seller at Duane Morris, LLP. Each party agrees to indemnify Duane Morris LLP for any expenses or losses resulting from a failure to timely identify an escrow agent.

         2.2 Allocation of Purchase Price. The portion of the Purchase
Price paid in exchange for the Assets pursuant to Section 2.1. together with any other relevant items, shall be allocated among the Assets, the License Agreement or the Non-competition Agreements, as the case may be, in accordance with this
Section 2.2 (such allocations, the "Purchase Price Allocations"). As promptly as practicable after the Closing Date, Buyer shall prepare or cause to be prepared, and shall submit to Seller, a draft version of the Purchase Price Allocations, which (i) shall be prepared in accordance with the principles of Schedule 2.2, but with respect to any particular asset described on Schedule 2.2, only to the extent that the allocation specified on Schedule 2.2 is reasonable and (ii) shall be determined in accordance with Section 1060 of the Code and the applicable Treasury regulations thereunder. Buyer and Seller shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocations, as determined pursuant to this
Section 2.2 or, if applicable, Section 2.5, and shall not take any action or position that is inconsistent therewith. Buyer and Seller shall mutually prepare and file in accordance with applicable Treasury regulations and in accordance with the Purchase Price Allocations Internal Revenue Service Form 8594 with respect to the acquisition by Buyer of the Assets.

         2.3 Certain Disputes. If Seller disputes any item in the calculation of the Purchase Price Allocations, Seller shall notify Buyer, in writing, of each disputed item and specify the amount thereof in dispute within five Business Days after delivery to Seller of the applicable determination by Buyer. In the absence of fraud, the determination of the Purchase Price Allocations shall become final and binding upon the



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Parties if no dispute relating thereto shall have been asserted within such five
Business Day period. If Buyer and Seller cannot resolve any such dispute within five Business Days after delivery of such notice of dispute, then upon demand of either party, an independent accounting firm mutually acceptable to Buyer and Seller will resolve such dispute, after hearing the views of the Parties. If Buyer and Seller cannot agree upon a mutually acceptable independent accounting firm within 10 Business Days of such demand, Buyer and Seller will each select a nationally recognized independent accounting firm, and the two independent accounting firms so selected shall select a third nationally recognized independent accounting firm. Such third independent accounting firm shall resolve the dispute and, in absence of manifest error, such resolution will be final and binding on, the parties. Costs of such resolution shall be borne by the unsuccessful (or less successful) party as determined by the independent accounting firm. Pending resolution of any such dispute by the independent accounting firm, no such disputed amount will be due. The party owing any amounts shall pay such amounts within 10 days after final resolution of such dispute.

                                   ARTICLE III
                                     CLOSING
         3.1  Closing Date, The closing of the purchase and sale of the
Assets pursuant to this Agreement (the "Closing") will occur simultaneously with the execution of this Agreement. Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article VIII. The date upon which the Closing actually occurs is referred to herein as the "Closing Date."

         3.2 Closing Transaction. Subject to the conditions set forth in Sections 7.1 and 7.2, the Parties will consummate the following transactions (including the purchase and sale of the Assets, the "Closing Transactions") at the Closing:

                  (a) Seller will deliver to Buyer such bills of sale and other instruments of assignment as Buyer reasonably deems necessary in order to effect the transfer of the Assets to Buyer;

                  (b) Buyer will deliver to Seller one or more instruments as Seller reasonably deems necessary in order to give effect to the assumption of the Assumed Contracts by Buyer; and

                  (c) There will be delivered to Buyer and Seller, as applicable, the certificates and other documents and instruments required to be delivered to such Parties under Sections 7.1 and 7.2.



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                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement to Buyer to enter into this Agreement, Seller hereby makes the representations and warranties set forth in this Article IV as of the date of this Agreement. Seller further agrees that, if the Closing occurs, then at the time of the Closing each representation and warranty set forth in this Article IV will be deemed to be remade by Seller at and as of the time of the Closing as a material inducement to Buyer to consummate the Closing Transactions.

         4.1 Organization and Power. Seller is a corporation, validly existing and in good standing (or having comparable active status) under the laws of its jurisdiction of incorporation and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified. Seller has the full power necessary to own and operate its properties and carry on the Business as now conducted and as proposed by it to be conducted.

         4.2 Authorization of Transactions. Seller has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Seller has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized its execution and delivery of this Agreement and such Transaction Documents and the performance of its obligations hereunder and thereunder. No other proceeding or action on the part of Seller or any of its shareholders is necessary to approve and authorize Seller's execution and delivery of this Agreement or any other Transaction Document to which Seller is a party or the performance of its obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Seller is a party will when executed constitute, a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         4.3 Subsidiaries; Investments. The Assets do not include any shares of capital stock or any other security, interest or investment in, or loan to (other than extensions of trade credit in the Ordinary Course), any other Person or any right which is exercisable or exchangeable for or convertible into any capital stock or other security, interest or investment in any other Person.

         4.4  Absence of Conflicts. Except as set forth on the attached
Schedule 4.4, neither the execution, delivery nor performance of this Agreement or any other Transaction Document by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby:

                  (a) does or will (i) conflict with or result in any breach of any of the provisions of, (it) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under or (v) result in the creation of any Lien upon any Assets, in each case under the provisions of the articles or certificate of incorporation, bylaws or similar organizational document of Seller or any



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indenture, mortgage, lease, loan agreement or other agreement, instrument or
Contract or any Legal Requirement by which Seller or any Asset is affected, or to which Seller or any Assets is subject, or

                  (b) without limiting clause (a) above, requires any Consent of any Governmental Entity or any other Person.

         4.5 Financial Statements, Seller has delivered to Buyer its financial statements (balance sheet, statement of operations and statement of cash flows) for the period from incorporation through May 31, 2007 (collectively, the "Financial Statements") attached as Schedule 4.5. The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly and accurately present the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein. All of Seller's transactions are fairly and accurately presented in the Financial Statements.

         4.6 Certain Developments. Except as set forth on Schedule 4.6, during the period beginning on January 1, 2007 and ending on the Closing Date, Seller has not:

                  (a) suffered any theft, damage, destruction or casualty loss to any Asset or any portion of the Assets, or any substantial destruction of its books and records (in each case whether or not covered by insurance);

                  (b) sold, leased, assigned or transferred any Asset or any portion of the Assets (other than dispositions of obsolete or worn-out Assets disposed of in the Ordinary Course and dispositions of Assets which have been replaced with Assets of equal or greater value and utility);

                  (c) waived any right of material value under the Assumed Contracts or relating to the Business, or the Assets;

                  (d) accelerated, terminated, modified, or cancelled any Assumed Contract or other agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business or the Assets involving more than $5,000 (individually or in the aggregate),

                  (e) imposed any Lien upon any of the Assets, tangible or intangible (other than a Permitted Lien or any Lien for which Seller has delivered to Buyer an executed authorization for Buyer (or its lenders) to file all appropriate UCC termination statements);

                  (f) delayed or postponed the payment of accounts payable or other Liabilities relating to the Business or the Assets outside the Ordinary Course;

                  (g) entered into any employment contract or collective bargaining agreement relating to the Business or the Assets, written or oral, or modified the terms of any existing such contract or agreement;

                  (h) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, employees or consultants engaged in any respect in the Business (or taken any such action with respect to any other Benefit Plan);

                  (i) made any Tax election, adopted or changed any accounting method for Tax purposes, filed any amended Tax Return, consented to or entered into any closing agreement or similar agreement with any Taxing Authority, consented to or settled or compromised any Tax claim or assessment or taken any position inconsistent with any past practice on any Tax Return;

                  (j) entered into any other transaction relating to the Business or the Assets other than in the Ordinary Course, or materially changed any material business practice relating to the Business;

                  (k) made or granted any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any employee or independent contractor engaged in any respect in the Business, except pursuant to the express terms of any Contract which is described on the attached Schedule 4.8(a): or

                  (l)  agreed or committed to do any of the foregoing.

         4.7      Tax Matters. Except as set forth on Schedule 4.7:

         (a) Seller has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns are true, complete and correct. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority with respect to Seller.

         (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, partner, independent contractor, creditor, stockholder, affiliate, customer, supplier or other third party.

         (c) There is no dispute or claim concerning any Tax Liability of Seller
(i) claimed or raised by any Taxing Authority in writing or (ii) otherwise to Seller's knowledge (including, for this purpose, to the knowledge of any employee responsible for Tax matters). Schedule 4.7 lists all United States federal, state, local and non-United States income Tax Returns filed by or with respect to Seller for any taxable period ended on or after January 1, 2002, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Seller has delivered or made available to Buyer correct and complete copies of all material Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, Seller since January 1, 20002.

                  (d) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitation applicable to the assessment of any Taxes against Seller.

                  (e) Seller is not a party to any Tax allocation. Tax sharing or other similar agreement; Tax indemnity obligation or other similar agreement; or other agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement, gain recognition agreement or other material agreement relating to Taxes with any Taxing Authority).

                  (f) Seller has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Seller has not made any payments, is not obligated to make any payments or is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code (or any similar provision of state, local or non-United States law). Seller has disclosed on its federal income Tax Returns (i) all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code and (ii) any "treaty-based return position" under Section 6114, Seller (x) has never been a member of a Relevant Group or
(y) has no liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or non-United States law), as a transferee or successor, by contract or otherwise. Seller does not own, and has never owned, an interest in any other corporation, partnership or other entity, including an entity the separate existence of which is disregarded for United States federal income tax purposes.

                  (g) None of the assets of Seller constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Seller is not a party to any "safe harbor lease" that is subject to the provisions of Section l68(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code. Seller has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Seller has proper receipts, within the meaning of Treasury regulation
Section 1.905-2, for any non-United States Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes. Seller has no "non-recaptured net Section 1231 losses" within the meaning of Section 1231(c)(2)of the Code.

                  (h) Schedule 4.7 sets out, as of the most recent practicable date, the Tax basis of Seller in the Assets (by class of assets).

                  (i) Buyer will not be required: (i) as a result of a change in a method of accounting of Seller or relating to the Business for a Pre-Closing Period, to include any adjustment under Section 481 of the Code or other similar adjustment in income for any Post-Closing Period, (ii) as a result of any closing agreement under Section 7121 of the

Code (or other comparable agreement) of Seller or relating to the Business, to include any item of income in, or to exclude any item of deduction from, any Post-Closing Period, (iii) as a result of any sale by Seller or relating to the Business occurring during the Pre-Closing Period and reported on the installment method, to include any item of income in any Post-Closing Period or (iv) as a result of any prepaid amount received by Seller or relating to the Business on or prior to the Closing Date (other than amounts prepaid in the Ordinary Course), to include any item of income in, or to exclude any item of deduction from, taxable income for any Post-Closing Period.

         4.8      Contracts and Commitments.

         (a) Generally. Except for the Transaction Documents or Contracts described on Schedule 4.8(a) Seller is not a party to or bound by, and neither Seller nor any Asset is subject to, any Contract relating to the Business or the Assets, whether written or oral, including any:

                  (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any hospitalization insurance or similar plan or practice;

                  (ii) (A) contract for the employment or engagement of any individual employee or other Person (including as an independent contractor, part-time laborer or on a consulting basis) other than at the will of the employing Person, (B) any agreement to provide severance or similar benefits upon any termination of employment or other engagement, or (C) any contract with any labor agency for the employment of seasonal or part-time labor;

                  (iii) agreement, indenture or other Contract placing a Lien (other than a Permitted Lien or any Lien for which Seller has delivered to Buyer an executed authorization for Buyer (or its lenders) to file appropriate UCC termination statements) on any Asset;

                  (iv) agreement with respect to the lending or investing of funds by Seller;

                  (v) guaranty of any obligation of any other Person, other than endorsements made for collection made in the Ordinary Course;

                  (vi) sales representation agreement;

                  (vii) agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will (A) extend over a period of more than one year, (B) result in a material loss to Seller, or (C) involve consideration in excess of $5,000;

                  (viii) agreement concerning confidentiality or noncompetition;

                  (ix) agreement involving any of the stockholders of Seller or any Affiliate of Seller;

                  (x) profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (xi) agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course;

                  (xii) lease or agreement under which Seller is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $5,000 annually or entered into outside of the Ordinary Course, or under which Seller holds or occupies any real property or interest therein;

                  (xiii) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                  (xiv) agreement, contract or understanding pursuant to which Seller subcontracts work to a third party; or

                  (xv) any other agreement material to the Business.

                  (b) Absence of Breach, etc. Each of the items which is described or required to be described on Schedule 4.8(a) is in full force and effect and will be in full force and effect immediately following the Closing Date; no item which is described or required to be described on Schedule 4.8(a) has been breached in any material respect, canceled or repudiated by Seller or (to Seller's knowledge) by any other party thereto; no such other party has indicated in writing or orally to Seller that it will stop or decrease the rate of business done with Seller, or that it desires to renegotiate its arrangements with Seller; Seller has performed in all material respects all obligations required to be performed by it in connection with the items which are described or required to be described on Schedule 4.8(a) and is not in receipt of any claim of default under any such item; and Seller has no present expectation or intention of not fully performing any obligation pursuant to any item which is described or required to be described on Schedule 4.8(a).

                  (c) Copies. Seller has furnished to Buyer a true and correct copy or representative form of all written contracts and other items which are described or required to be described on Schedule 4.8(a), in each case together with all amendments, waivers or other changes thereto. Schedule 4.8(a) contains an accurate and complete description of all material terms of all oral contracts and other oral items which are described or required to be described thereon.

         4.9      Proprietary Rights.

                  (a) Generally. Schedule 4.9(a) sets forth a complete and correct list of: (i) all registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned, filed or used by Seller that relate to the Business or the Assets, and (ii) all other licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for the Proprietary Rights that relate to the Business or the Assets.

                  (b)  Ownership; Infringement. Except as set forth on
Schedule 4.9(b), (i) taken together. Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use its registered Proprietary Rights described or required to be described on Schedule 4.9(a), free and clear of all Liens (other than Permitted Liens), and no claim by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made, is currently outstanding or, to Seller's knowledge, is threatened, (ii) no loss or expiration of any material Proprietary Right of any such type or material group of such Proprietary Rights is pending, reasonably foreseeable or, to Seller's knowledge, threatened, (iii) Seller has not received any notice of, nor is Seller aware of any fact which indicate a likelihood of any infringement or misappropriation by, or any conflict with, any third party with respect to any such Proprietary Right, including any demand or request that Seller license rights from a third party, and (iv) Seller has not infringed, misappropriated or otherwise conflicted with any rights of any third party and Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted or as proposed to be conducted by Seller.

                  (c) Protective Measures. To Seller's knowledge, the owners of the Proprietary Rights licensed to Seller have taken all reasonably necessary and desirable actions to maintain and protect such Proprietary Rights.

                  4.10 Litigation; Proceedings. There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending (or, to Seller's knowledge, threatened) against or affecting the Business, the Assets, or the transactions contemplated by this Agreement, at law or in equity, or before or by any Governmental Entity, and, to Seller's knowledge, there is no basis for any of the foregoing.

                  4.11 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement and the Transaction Documents baaed on any arrangement or agreement made by or on behalf of Seller.

                  4.12  Governmental Licenses and Permits. The attached
Schedule 4.12 sets forth a complete listing and summary description of all Licenses owned, possessed or used by Seller relating to the Business or the Assets. Taken together, Seller owns or possesses all right, title and interest in and to all of the Licenses which are necessary or material to conduct the Business as currently conducted or proposed to be conducted by Seller. No loss or expiration of any License is pending, reasonably foreseeable or, to Seller's knowledge, threatened (including as a result of the transactions contemplated by this Agreement and the Transaction Documents) other than by reason of expiration in accordance with the terms thereof.

         4.13 Employees. To Seller's knowledge as of the date of this Agreement, no executive employee and no group of employees or independent contractors of Seller engaged in any respect in the conduct of the Business has any plans to terminate his, her or its employment or relationship as an independent contractor with Seller. Seller has complied with all applicable Legal Requirements relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, including withholding requirements. Seller has not experienced any strike, grievance, unfair labor practice claim, or other material employee or labor dispute, and Seller has not engaged in any unfair labor practice. To Seller's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. Seller has satisfied any notice or bargaining obligation they may have under any law or collective bargaining agreement to any employee representative. The attached
Schedule 4.13 sets forth the name, start date, title or position, and the annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions), as of the date of this Agreement for each individual engaged by Seller as an employee or independent contractor engaged in any respect in the conduct of the Business whose annual income (of all types) from Seller, has exceeded or is expected to exceed $50,000.

         4.14     ERISA.

                  (a) Schedule 4.14 sets forth an accurate and complete list of each Benefit Plan at any time maintained, sponsored, or contributed to by Seller or with respect to which Seller has any Liability (each a "Plan" and collectively the "Plans").

                  (b) Except as disclosed on Schedule 4.14, Seller does not maintain, contribute to or have any Liability under (or with respect to) any "defined benefit plan" (as such term is defined in ERISA ss. 3(35)), or any "multiemployer plan" (as such term is defined in ERISA ss. 3(37)). No asset of Seller is subject to any lien under ERISA or the Code. There are no pending or threatened actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits).

                  (c) Each Plan that is intended to be qualified under Code ss.401(a) has received a determination from the Internal Revenue Service ("IRS") that such Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of such Plan.

                  (d) Each of the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and in compliance with the applicable provisions of ERISA, the Code, and any other applicable laws. With respect to each Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

                  (e) Neither Seller nor any other "disqualified person" (within the meaning of Code ss. 4975) or any "party in interest" (within the meaning of ERISA ss. 3(14)) has engaged in any "prohibited transaction" (within the meaning of Code ss. 4975 or ERISA ss. 406) with respect to any of the Plans which could subject any of the Plans, Buyer, or any officer, director or employee of any of the foregoing to a penalty or tax under ERISA ss. 502(i) or Code ss. 4975.

                  (f) Each Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Code ss. 4980B ("COBRA") has been administered in compliance with such requirements. No Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of Seller other than as required pursuant to COBRA.

                  (g)  With respect to each Plan, Seller has provided
Buyer with true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements);
(ii) the three most recent annual reports (Form 5500 series) filed with the IRS (with applicable attachments); and (iii) the most recent determination letter received from the IRS.

                  (h) Neither Seller nor any ERISA Affiliate of Seller has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of ERISA ss.ss. 4205 and 4203, respectively) from a "multiemployer plan" (as such term is defined in ERISA ss. 3(37)), no such liability has been asserted, and there are no events and circumstances which could result in any such partial or complete withdrawal. Neither Seller nor any ERISA Affiliate is bound by any contract or agreement or has any obligation or liability described in ERISA ss. 4204.

                  4.15 Affiliate Transactions. Other than as described on the attached Schedule 4.15. no Insider (i) is or was a party to any agreement, contract, commitment or transaction relating to the Business or the Assets (other than in such Insider's capacity as an employee of Seller, the compensation or consideration for which is reflected on Schedule 4.15), or (ii) has any interest in any Asset, other than indirectly, as a stockholder of Seller.

                  4.16 Compliance with Laws. Seller and each of its independent contractors, agents and employees has complied with and is in compliance with all applicable Legal Requirements which affect the Business or any Assets and to which the Business or any Asset is subject, and no claim has been filed against Seller alleging a violation of any such Legal Requirement. Except as set forth on Schedule 4.16, Seller is not now subject (nor has Seller been subject) to any investigation, penalty assessment, or audit by any Governmental Entity or to any other allegation that Seller (including any agent, representative or broker acting on behalf of Seller) has violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity.

         4.17     Environmental Matters.

                  (a) Seller has obtained, and is in compliance with, all Consents required by any Legal Requirement relating to the protection of human health and the environment ("Environmental Laws"), All such Consents are valid and in full force and effect and none of such Consents will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or the Transaction Documents. Seller has been, and is currently, in compliance with all Environmental Laws. Seller has not received notice alleging that Seller is not in such compliance with Environmental Laws.

                  (b) There are no past, pending or, to Seller's knowledge, threatened actions against or affecting Seller under any Environmental Law, and Seller has no knowledge of any facts or circumstances which could be expected to form the basis for any such action against Seller.

                  (c) Seller has not entered into or agreed to any order, and Seller is not subject to any order, relating to compliance with any Environmental Law or to investigation or cleanup of a hazardous substance under any Environmental Law.

         4.18     Assets.

                  (a) Seller owns or leases all of the Assets and has good and marketable title to all such Assets free and clear of any Liens (other than Permitted Liens) or restriction on transfer.

                  (b) The Assets comprise all of the properties and assets necessary for the conduct of the Business as presently conducted by Seller and as presently proposed to be conducted by Seller. Each such Asset is in good operating condition and repair (reasonable wear and tear excepted) and is suitable for the purposes for which it is presently used and presently proposed to be used, except as otherwise set forth on Schedule 4.18.

         4.19 Undisclosed Liabilities. Upon consummation of the transactions contemplated by this Agreement, Buyer will not acquire, assume; succeed to or incur any Liability relating to the Business (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability).

         4.20 Insurance. Schedule 4.20 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage, relating to the Business or the Assets:

         (a)  the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (c)  the policy number and the period of coverage;

                  (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Seller has been covered during the past five years by insurance in scope and amount customary and reasonable for the Business during the aforementioned period. Schedule 4.21 describes any self-insurance arrangements affecting Seller.

         4.21     Real Property.

                  (a)  Owned Properties. Seller does not own any Real
Property.

                  (b)  Leased Properties. Seller does not lease any Real
Property.

         4.22 Foremen Corrupt Practices Act. Neither Seller nor any of its officers, directors, agents, employees or any other Person acting on behalf of Seller has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or Legal Requirement with respect to anti-bribery in any jurisdiction other than the United States (collectively, the "FCPA"), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Seller has established sufficient internal controls and procedures to ensure compliance with the FCPA.

         4.23 Disclosure. With respect to Seller, the Business and the Assets, neither this Agreement and the other Transaction Documents to which Seller is a party, nor any of the schedules or Exhibits hereto or thereto, contains any untrue statement of a material fact or, when considered as a whole, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As a material inducement to Seller to enter into this Agreement, Buyer hereby makes the representations and warranties set forth in this Article V as of the date of this Agreement. Buyer agrees that, if the Closing occurs, then as of the time of the Closing each representation and warranty set forth in this
Article V will be deemed to be remade by Buyer as a material inducement to Seller to consummate the Closing Transactions.

         5.1 Organization and Power. Buyer is a limited liability company which is validly existing and in good standing (or has comparable active status) under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement requires it to be so qualified. Buyer has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which Buyer is a party.

         5.2 Authorization of Transaction. No other proceedings or actions on the part of Buyer are necessary to approve and authorize Buyer's execution and delivery of this Agreement or any other Transaction Documents to which Buyer is a party or the performance of Buyer's obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a. party will when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

         5.3 Absence of Conflicts. Assuming the accuracy of the representations and warranties set forth in Section 4.4, neither the execution, delivery and performance of this Agreement of any other Transaction Document by Buyer to which it is a party nor the consummation by Buyer of the transactions contemplated hereby or thereby does or will (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under Buyer's operating agreement or under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or by which it or any of its assets are affected, or any Legal Requirement to which Buyer or any of its assets are subject.

         5.4 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

         5.5 Litigation; Proceedings. There are no actions, suits, proceedings, orders or investigations pending (or, to Buyer's knowledge, threatened) against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer's performance under this Agreement or the Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

                                   ARTICLE VI
                                    COVENANTS

         6.1 Exclusivity. Until this Agreement is terminated by its terms, Seller will not (and will not cause or permit any Affiliate, director, officer, employee, stockholder or agent of its to), directly or indirectly (a) solicit, initiate or encourage the submission of any propose or offer from any Person (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of any material asset (or any material portion of the assets) of, or any equity interest in, or (iv) similar transaction or business combination involving, Seller, the Business or any Assets (other than, prior to the Closing Date only, dispositions in the Ordinary Course of Assets); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing. Seller further agrees to promptly notify Buyer in the event that Seller receives any such inquiries of the type mentioned above from any other Person indicating or suggesting an interest in acquiring all or any part of the Business or Assets. Until this Agreement is terminated in accordance with its terms, Seller will notify Buyer if any Person makes any proposal or offer with respect to any of the foregoing.

         6.2 Operation and Maintenance of the Business. From the date of this Agreement through the Closing Date, unless Buyer otherwise consents in writing, Seller will:

                  (a)  conduct the Business only in the Ordinary Course;

                  (b) make capital and promotional expenditures only in the Ordinary Course;

                  (c) not sell or otherwise dispose of (by dividend, distribution or otherwise) any Asset other than dispositions in the Ordinary Course;

                  (d) maintain the Assets in such state of repair as is necessary for the conduct of the Business in the Ordinary Course, including replacement in accordance with reasonably prudent business practices of any Asset used in the Business that does not meet the standard described in Section 4.18(b) with assets of quality meeting such standard and, in the event of a condemnation, casualty, loss or other damage to any Asset used in the Business prior to the Closing Date, whether or not it is insured, use commercially reasonable efforts either to repair or replace such condemned or damaged property or to use the proceeds of such condemnation or insurance in such other manner as mutually agreed upon by them and Buyer;

                  (e) not take or fail to take any action which would cause any of the representations set forth in Article IV hereof to be untrue;

                  (f) cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect;

                  (g) use commercially reasonable efforts to keep in full force and effect their existence and all rights, franchises, Proprietary Rights and contractual rights relating or pertaining to the Business;

                  (h) use reasonable efforts to keep its present business organization, including the present business operations, physical facilities, working conditions and employees and their present relationships with lessors, licensors, suppliers, customers, independent contractors and others having business relations with it;

                  (i) maintain its books, accounts and records in the Ordinary Course as used in the preparation the Financial Statements;

                  (j)  comply in all material respects with all applicable
Legal Requirements and all contractual obligations applicable to the Business or the Assets, and pay all applicable Taxes which are due and payable; and

                  (k) not enter into any Contract, agreement or transaction, relating to the Business or the Assets except for any Contract which is entered into in the Ordinary Course, at arm's length, with unaffiliated Persons prior to the Closing Date.

         6.3 Information and Access. From time to time at Buyer's request upon reasonable notice and at reasonable times through the Closing, Seller will provide to representatives of Buyer and their financing parties and each of their agents, employees and accounting, tax, legal and other advisors (collectively, the "Investigating Parties"): (a) access to the Assets; (b) access to all accounts, insurance policies, Tax Returns and Tax records, Contracts, and other books and records concerning the Business, the Assets and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and (c) the opportunity to discuss the affairs, finances and accounts of the Business with those directors (or equivalent officials), senior management employees, key sales representatives and present and former independent accountants of Seller which would reasonably be presumed to have information which would be relevant for the purposes of conducting Buyer's and such other parties' business, accounting, financial, environmental, legal and other due diligence review regarding the Business and the Assets and preparing for the financing and consummation of the Closing Transactions and the conduct of the Business and Operation thereafter, in each case so long as such access does not unreasonably interfere with the Business.

         6.4 Consents Generally. Seller will (a) obtain or cause to be obtained prior to the Closing Date all Consents, including (but not limited to) those Consents set forth on Schedule 4.4, and (b) cause each Consent (including those on Schedule 4.4) to be effective as of the Closing Date.

         6.5      Further Assurances.

                  (a) Efforts to Close. Each Party will use commercially reasonable efforts to cause the conditions to Buyer's and Seller's respective obligations to consummate the Closing Transactions to be satisfied (including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing).

                  (b) Notice of Breach. Promptly after they obtain knowledge thereof, but in all events prior to the Closing, Buyer will inform Seller of any fact or circumstance which, if it existed on the Closing Date, would constitute a breach of any representation or warranty of Buyer set forth in this Agreement or any breach of any of its covenants or agreements set forth in this Agreement, or any threatened or instituted proceeding of a type described in Section 7.1(c) or Section 7.2(c). Promptly after Seller obtains knowledge thereof but in all events prior to the Closing, Seller will inform Buyer of any fact or circumstance which, if it existed on the Closing Date, would constitute a breach of any representation or warranty of Seller set forth in this Agreement or any breach of any covenant or agreement of Seller set forth in this Agreement, or any threatened or instituted proceeding of a type described in Section 7.1(c) or Section 7.2(c). No such knowledge or notice will affect any Party's right to indemnification or other remedy provided for in this Agreement in respect of any such matter of which it obtains knowledge or receives such notice.

                  (c)  Notice of Certain Other Events. Without limiting
Section 6.5(b), Seller will give prompt written notice to Buyer if any material portion of the Assets suffers damage on account of fire, explosion, or other cause of any nature which is sufficient to prevent or materially affect the Business in any material respect.

         6.6 Copies of New Contracts. Promptly after it is entered into, Seller will deliver to Buyer a true and correct copy of any written Contract and a complete and correct summary of the material terms and conditions of any oral Contract, which is entered into by Seller after the date of this Agreement and prior to the Closing and relates to the Business and the Assets, whether or not Buyer's consent to the entry into such Contract is required pursuant to Section 6.2.

                                   ARTICLE VII
                        CONDITIONS TO CERTAIN OBLIGATIONS

         7.1 Buyer's Closing Conditions. The obligation of Buyer to consummate the Closing Transactions is subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the time of the Closing:

                  (a)  The representations and warranties set forth in
Article IV (which shall be interpreted for purposes of this Section 7.l(a) without giving effect to any qualification based on knowledge or materiality) will be true and correct in all material respects as of the Closing as though then made;

                  (b) Seller will have performed and complied with all of the covenants and agreements required to be performed by Seller hereunder and under any of the Transaction Documents at or prior to the Closing;

                  (c) There will be no action or proceeding before any Governmental Entity pending or threatened wherein an unfavorable judgment, decree, injunction or order could prevent or adversely affect the consummation of any Closing Transaction or the operation of the Business and ownership of the Assets by Buyer thereafter, result in any Closing Transaction being declared unlawful or rescinded, require Buyer or any Affiliate thereof to pay any damages or penalty as a result thereof or have a Material Adverse Effect, and no such judgment, decree, injunction or order will be in effect;

                  (d) All Consents will have been obtained and be in full force and effect;

                  (e) On or prior to the Closing Date, Seller will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):

                           (i) Copies of all Consents set forth on Schedule 4.4;

                           (ii) A release and termination of each Lien on any
Asset which is not a Permitted Lien;

                           (iii) A certificate, dated not earlier than the fifth
(5th) Business Day prior to the Closing Date, of the Secretary of State of the state under the laws of which Seller is organized and each state in which Seller is required to be qualified to do business in connection with the conduct of the Business stating that Seller is in good standing or has comparable active status in such state;

                           (iv) A certificate certifying that each of the
conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(d) has been and is satisfied as of the time of the Closing;

                           (v) A noncompetition agreement executed by Rafael
Groswirt (the "Noncompetition Agreement");

                           (vi) An assignment and assumption agreement executed
by Seller (the "Assignment and Assumption Agreement"); and

                           (vii) Such other documents or instruments as Buyer
reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement;

                  (f) Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and to fund working capital requirements of the Business after the Closing; and

                  (g) All proceedings to be taken by Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents and all certificates, opinions, instruments and other documents required to be delivered to Buyer to effect the transactions contemplated by this Agreement and the other Transaction Documents will be reasonably satisfactory in form and substance to Buyer.

         7.2 Seller's Closing Conditions. The obligation of Seller to consummate the Closing Transactions is subject to the satisfaction (or waiver by Seller, in writing) of the following conditions as of the Closing Date:

                  (a)  The representations and warranties set forth in
Article V (which will be interpreted for purposes of this Section 7.2(a) without giving effect to any qualification based on knowledge or materiality) will be true and correct in all material respects at and as of the time of the Closing as though then made;

                  (b) Buyer will have performed and complied with all of the covenants and agreements required to be performed by Buyer under the Transaction Documents at or prior to the Closing;

                  (c)  No action or proceeding before any Governmental
Entity will be pending or threatened against Buyer wherein an unfavorable judgment, decree, injunction or order could prevent the consummation of the Closing Transactions, result in the Closing Transactions being declared unlawful or rescinded;

                  (d) All proceedings to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to be delivered to Seller to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Seller; and

                  (e) On or prior to the Closing Date, Buyer will have delivered to Seller all of the following (dated as of the Closing Date, except as otherwise indicated):

                           (i)  the Assignment and Assumption Agreement
executed by Buyer;

                           (ii)  the Noncompetition Agreements executed by
Buyer; and

                           (iii)  such other documents or instruments as
Seller reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 Termination Events. By notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

                  (a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer;

                  (b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller;

                  (c) by Buyer if any condition in Section 7.1 has not been satisfied as of the date specified for Closing in the first sentence of
Section 3.1 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

                  (d) by Seller if any condition in Section 7.2 has not been satisfied as of the date specified for Closing in the first sentence of
Section 3.1 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

                  (e)  by mutual consent of Buyer and Seller;

                  (f) by Buyer if the Closing has not occurred on or before June 30, 2007, or such later date as the parties may agree upon, unless Buyer is in material breach of this Agreement; or

                  (g) by Seller if the Closing has not occurred on or before June 30, 2007, or such later date as the parties may agree upon, unless Seller is in material breach of this Agreement.

         8.2 Effect Of Termination. Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 8.2, Section 9.2, Section
9.4 and Articles X and XI will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the nonterminating party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE IX
                                 OTHER COVENANTS

         9.1      Retention of Retained Records; Continuing Assistance.

                  (a) General Access. Subject to Section 9.1(b) and their respective obligations under Section 9.4, after the Closing, Buyer shall provide Seller, and Seller's counsel accountants and other representatives, and Seller shall provide Buyer and Buyer's counsel, accountants and other representatives, with reasonable access during normal business hours to the books, records, property, personnel, contracts, commitments and documents relating to the Business in their possession pertaining to transactions occurring prior to the Closing Date when requested; provided, that such access does not unreasonably interfere with the Business or the Person providing such access. At the request and expense of the requesting Person, the requested Person will deliver copies of any such books and records to the requesting Person. Without limiting the foregoing, Seller will give Buyer and Buyer's, counsel, accountants and other representatives such access to such books and records as may reasonably be required in order to permit Buyer to perform any audit or other review which they may deem appropriate in connection with any offering of securities by Buyer or any Affiliate thereof, and Seller (to the extent such consent is necessary) hereby consents to the use of information contained in such books and records for any such purpose. Buyer will not destroy or otherwise dispose of any such books and records unless Buyer gives Seller not less than ten (10) Business Days' prior written notice of such intended destruction or disposal specifying in reasonable detail the books and records proposed to be destroyed or disposed of, and Seller will not destroy or otherwise dispose of any such books and records unless Seller gives Buyer not less than ten (10) Business Days' prior written notice of such intended destruction or disposal specifying in reasonable detail the books and records proposed to be destroyed or disposed of; provided, that prior to such destruction or disposal, the Party to whom such notice is given may request that the books and records proposed to be destroyed or disposed of instead be delivered to such Party, at such Party's expense, in any manner which such Party may reasonably indicate by notice within such ten (10) Business Day period to the Party proposing to make such destruction or disposal, in which case the Party proposing to make such destruction or disposal will instead so deliver such books and records.

                  (b) Cooperation on Tax Matters. Each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such Party may possess. Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of Seller for its Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate and (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them; provided that such Party shall give to the other Party notice and an opportunity to take custody thereof prior to doing so. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

                  (c) Wage and Tax Reporting. Seller and Buyer agree that, in accordance with the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 Cumulative Bulletin 399, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, after the Closing Date, (i) Seller and Buyer shall report on a "predecessor-successor" basis with respect to any employee that is transferred from one person to another person pursuant to this Agreement (a "Transferred Employee"), (ii) Seller shall not be required to furnish Forms W-2 to such Transferred Employees to whom it otherwise would have been obligated to furnish such forms for the calendar year 2006 and (iii) Buyer shall assume the obligations of Seller to furnish such forms to the Transferred Employees for such calendar year.

         9.2 Press Releases and Announcements. Except for any public disclosure which either Party in good faith believes is required by any Legal Requirement (in which case, if practicable, the disclosing Party will give the other Parties an opportunity to review and comment upon such disclosure before it is made):

                  (a) prior to the Closing, no press releases related to this Agreement or any Closing Transaction or other announcements generally to the employees, customers or other Persons having business relationships with Seller (it being understood that Buyer will have the right to contact such Persons in connection with their investigation of the Business of Seller as provided in Section 6.3 and as Seller may otherwise consent (which consent Seller will not unreasonably withhold)) will be issued or made without the mutual approval of Seller and Buyer; and

                  (b) after the Closing, Seller will not make any press release or other public announcement of or with respect to the Business, this Agreement or any Closing Transaction without Buyer's consent and Buyer will not make any press release or other public announcement of or with respect to this Agreement or any Closing Transaction without Seller's consent; provided however, that Seller shall not unreasonably withhold such consent.

         9.3 Further Assurances. Each Party will execute and deliver such further instruments of conveyance and transfer and take such additional actions as any other Party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Assets and the other transactions contemplated hereby.

         9.4      Confidentiality.

                  (a) Confidentiality by Seller. Seller will treat and hold as confidential all information concerning the Business and the Assets which is of a type that in accordance with Seller's past practices has been treated as confidential or proprietary ("Confidential Information"), refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information which are in their possession or under their control. If Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then it will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.4(a). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then it may disclose such Confidential Information in connection therewith; provided, that it will use its best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as Buyer may designate.

                  (b)  Confidentiality by Buyer. Prior to the Closing,
Buyer will treat and hold as confidential all information concerning the business and affairs of Seller which to Buyer's knowledge is Confidential Information, refrain from using any such Confidential Information except as contemplated by Section 6.3 or otherwise in connection with this Agreement, and, after any termination of this Agreement pursuant to Section 8.1, deliver promptly to Seller or destroy, at the request and option of Seller, all tangible embodiments (and all copies) of any such Confidential Information which are in Buyer's possession or under Buyer's control. If Buyer is requested or required prior to the Closing (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such Confidential Information, Buyer will notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this
Section 9.4(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, compelled to disclose any such Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then Buyer may disclose such Confidential Information in connection therewith; provided, that Buyer will use its best efforts to obtain, at the request and expense of Seller, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information as Seller may designate.

                  (c) Remedy for Seller's Breach. Seller acknowledges and agrees that in the event of a breach by it of any of the provisions of this
Section 9.4, monetary damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, in the event of any such breach, Buyer and/or its successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and Seller's obligations hereunder by an action or actions for specific performance, injunctive and/or other relief without any requirement of posting a bond or proving actual damages or posting any bond or other security.

                  (d) Remedy for Buyer's Breach. Buyer acknowledges and agrees that in the event of a breach by Buyer of any of the provisions of this
Section 9.4, monetary damages may be inadequate and Seller may have no adequate remedy at law. Accordingly, in the event of any such breach. Seller and/or their successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and Buyer's obligations hereunder by an action or actions for specific performance, injunctive and/or other relief, without any requirement of posting a bond or proving actual damages or posting any bond or other security.

         9.5      Employment Matters.

                  (a) Buyer is not obligated to hire any employee, consultant or contractor engaged in the Business but may interview all such Persons. Buyer's expressed intention to extend certain offers of employment shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment. Any employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any employee, consultant or contractor after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Persons.

                  (b) Buyer shall not have any responsibility, liability or obligation, whether to active or former employees, consultants or contractors of Seller, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

                                    ARTICLE X
                       INDEMNIFICATION AND RELATED MATTERS

         10.1 Survival; Absence of Other Representations. The representations and warranties of Buyer and Seller contained herein shall survive the Closing in perpetuity. The covenants and agreements of Seller contained herein and to be performed to any extent after the Closing Date shall survive until, fully discharged and performed, and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date must be made on or before such date. The covenants and agreements of Buyer contained herein to be performed in any respect after the

Closing Date shall survive the Closing Date until fully discharged and performed. No Party has made or will make in connection with this Agreement any representation or warranty, express or implied, other than as set forth in this Agreement, the schedules hereto, and the certificates delivered pursuant hereto.

         10.2     Indemnification.

                  (a) By Seller. For a period of one year after the Closing, Seller shall indemnify Buyer and hold Buyer harmless from and against any loss, Liability, deficiency, damage, Tax or expense (including reasonable legal expenses and costs) and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgment relating to any matter described in this clause, or in enforcing the indemnity provided by this
Section 10.2 (any such amount, a "Loss"), which Buyer may suffer, sustain or become subject to, as a result of:

                           (i) any breach by Seller of any representation or
warranty set forth in this Agreement (including any representation or warranty deemed to be remade by Seller as of the Closing pursuant to the first paragraph of Article IV);

                           (ii) any litigation, investigation, proceeding, or
other claim by any Governmental Entity or any Person not claiming by, through or under Buyer, to the extent that the same actually arises from or relates to the Business or any Asset prior to the Closing;

                           (iii) any Liability or obligation of Seller or
related to the Business (including any indebtedness), including any Excluded Liability;

                           (iv) any obligation of Seller which would not exist
if each representation and warranty set forth in Article IV were true and correct as and when it is made or remade pursuant to the first sentence of
Article IV of this Agreement;

                           (v) any breach by Seller of, or failure by Seller to
perform, any covenant or obligation of Seller set forth herein or in any certificate, document or instrument prepared by Seller and delivered to Buyer hereunder; or

                           (vi) the failure or alleged failure to obtain any
Consent;

                  (b) By Buyer. For a period of one year after the Closing, Buyer will indemnify Seller and hold Seller harmless from and against any Loss which Seller may suffer, sustain or become subject to, as the result of:

                           (i) any breach by Buyer of any representation,
warranty, covenant or agreement of Buyer set forth in this Agreement (including any representation or warranty deemed to be remade by Buyer as of the Closing pursuant to the first paragraph of Article V);

                           (ii) any litigation, investigation, proceeding, or
other claim by any Governmental Entity or any Person not claiming by, through or under Seller or any

Affiliate of Seller, to the extent that the same actually arises from or relates to the operation of the Business by Buyer or the Assets after the Closing; or

                           (iii) any failure by Buyer to perform any covenant or
obligation of Buyer set forth herein or in any certificate, document or instrument prepared by Buyer and delivered to Seller hereunder;

                  (c) Determination of Loss and Amount. For purposes of determining whether any Loss has occurred, or the amount of any such Loss, the representations, warranties, covenants and agreements of the Parties set forth in this Agreement and the other Transaction Documents will be considered without regard to any materiality qualification set forth therein. In no event shall the amount of any Loss indemnified under this Section 10.2 exceed 20% of the Consideration set forth in Section 2.1(c).

                  (d) Knowledge No Effect. No knowledge of any breach, claim, Liability or other obligations, whether obtained by notice hereunder or otherwise, will affect any party's right to indemnification or other remedy provided for in this Agreement in respect to any such matter of which it obtains knowledge or receives such notice unless the relevant party expressly waives such right or remedy in writing.

         10.3     Indemnification Procedures.

                  (a) Notice of Claim. Any Party making a claim for indemnification under Section 10.2 (the "Indemnified Party") will notify the Party from whom indemnification is claimed (the "Indemnifying Party") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Section 10.2, except to the extent that such failure actually prejudices the Indemnifying Party.

                  (b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Section 10.2 and which involves only the payment of money damages to such third party, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to assume responsibility for and control the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party assuming control of such defense, the Indemnifying Party must first furnish the Indemnified Party with evidence which, in the Indemnified Party's reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such Liability, and a written agreement by the Indemnifying Party agreeing to be liable for all related Losses, notwithstanding the provisions of Section 10.2.

                  (c)  Limits of Assumption of Defense. An Indemnifying
Party's rights under Section 10.3(b) will be subject to the following additional limitations:

                           (i) with respect to any claim the defense of which
the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose and the fees and expenses of such separate counsel will be borne by the Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party);

                           (ii) the Indemnifying Party will not be entitled to
assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Indemnified Party reasonably concludes that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (C) the Indemnified Party reasonably believes that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party's reputation or future business prospects, (D) upon petition by the Indemnified Party, an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, or, (E) the Indemnifying Party does not give prompt notice of its intention to do so;

                           (iii) if the Indemnifying Party assumes control of
the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such claim, without prejudice; and

                           (iv) if the Indemnifying Party assumes control of the
defense of any such claim, then the Indemnifying Party and its counsel will proceed diligently and in good faith with respect thereto. If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this Section 10.3, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense. As used in this Article X, the term "settlement" refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

         10.4 Treatment of Indemnification Payments. Each Party will treat all payments made pursuant to Section 10.2 as adjustments of the Purchase Price for all purposes.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided, that any such amendment or waiver (a) will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller and (b) will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

         11.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in witting and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to the Parties will, unless another address is specified in writing be sent to the address indicated below:

         To Seller:

         Poker Automation, LLC
         2355 Foothill Blvd #812
         La Verne, CA 91750
         Telecopy: 626-963-0832
         Attention: Rafael Groswirt

         with a copy to (which shall not constitute notice to Seller):
         __________________________________
         Telecopy:__________________________
         Attention:_________________________

         To Buyer:

         Lightning Poker, Inc.
         106 Chelsea Parkway
         Boothwyn, PA 19061
         Telecopy: (610) 494-6654
         Attention: Brian Haveson

         11.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Buyer. Any such assignment made by Seller without Buyer's prior written consent shall be null and void. Without limiting but subject to the foregoing, at or prior to the Closing, Buyer may assign its rights under this Agreement, in whole or in part, (i) to one or more other Persons who, together with Buyer, will purchase all or part of the Assets, and/or Buyer may direct that some or all of the Assets be transferred to a Person other than Buyer, and (ii) to or for the benefit of any lender as collateral, which lender shall be permitted to exercise any or all of such rights and transfer and assign all such rights to any purchaser upon foreclosure or other exercise of remedies as to such collateral. With respect to any rights assigned to any assignee of Buyer (and any matter related thereto under this Agreement), such assignee will be deemed to be the "Buyer" for purposes of this Agreement.

         11.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         11.5 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

         11.6 Captions. The captious used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         11.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

         11.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

         11.10 Specific Performance. Seller acknowledges that the Business is unique, and recognizes and affirms that in the event of a breach of this Agreement by Seller, monetary damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, in the event of any such breach, Buyer and/or successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and Seller's obligations hereunder by an action or actions for specific performance, injunctive and/or other relief, without any requirement of proving actual damages or posting any bond or other security.

         11.11 Expenses. Except as otherwise expressly provided herein, Seller and Buyer each will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses). Seller will prepare and file, on or before the due dates thereof any required Tax Returns or Tax forms with respect to any Transfer Taxes imposed by any Taxing jurisdiction by reason of the transactions contemplated by this Agreement. Buyer agrees to cooperate with Seller in connection with the preparation and filing thereof. Seller will be solely responsible for all Transfer Taxes imposed by reason of any transaction contemplated by this Agreement.

         11.12 Remedies Cumulative. Except as expressly provided in this Agreement, the remedies provided herein shall be cumulative and shall not preclude assertion by any Party of any other rights or the seeking of any other remedies against any other Party.

         11.13 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

         11.14 Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP.

         11.15  Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT
FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

                                    POKER AUTOMATION LLC

                                    By:  /s/ Rafael Groswirt
                                        ---------------------------------------
                                             Name: Rafael Groswirt
                                             Title: Chief Executive Officer


                                    LIGHTNING POKER INC.
                                    By: /s/ Brian Haveson
                                        ---------------------------------------
                                             Name: Brian Haveson
                                             Title: Chief Executive Officer

                                    Exhibit B

         "Assets" of Seller includes all of Seller's rights, title and interest in, to and under all assets, rights and properties of Seller (whether real, personal or mixed, tangible and intangible, and of every kind, character and description), which are used, or held for use, in the Business, including, but not limited to. Seller's rights in, to and under the following, in each case to the extent existing as of the Closing Date:

                  (a) Tangible Personal Property. All equipment, vehicles, furniture, fixtures, machines, office materials and supplies, spare parts and other tangible personal property of every kind and description owned, leased or subleased as of the date of this Agreement by Seller and used, or held for use, in the conduct of the Business at the locations at which the Business is conducted or at suppliers' premises or customers' premises on consignment and any additions, improvements, replacements, and alterations thereto made on or prior to the Closing Date, but excluding all such property consumed, retired or disposed of by Seller as permitted by this Agreement;

                  (b)  Assumed Contracts. All Contracts relating to the
Business to which Seller or one or more of its Affiliates is a party on the date of this Agreement as described on Schedule 4.8(a) hereof, and such other Contracts as are entered into prior to the Closing as permitted under this Agreement (collectively, the "Assumed Contracts");

                  (c) Trademarks, etc. All trademarks, service marks, trade names, slogans, logotypes and other Proprietary Rights, and all goodwill associated with the foregoing, used, or held for use, in connection with the Business, existing on the date of this Agreement or acquired by Seller between the date of this Agreement and the Closing Date, in each case to the extent existing on the Closing Date;

                  (d) Licenses. All licenses, permits, franchises, certificates, and other authorizations issued by any Governmental Entity issued to or held by Seller with respect to the Business, including all applications therefor and all renewals, extensions, or modifications thereof and additions thereto (collectively, the "Licenses");

                  (e) Software. All computer software of Seller and subsequent versions thereof including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, button and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith (collectively, the "Software").

                  (f) Goodwill. All of Seller's goodwill in, and going concern value of, the Business or otherwise associated with any other Asset;

                  (g) Prepaid Items. Prepaid expenses relating to the Business described on Schedule 1.1(a) hereto ("Pre-Paid Items");

                  (h) Accounts Receivable. All accounts and notes receivable relating to the Business or the Assets;

                  (i) Communications. All transferable telephone exchange numbers, the right to receive and retain mail and other communications and collections, including the right to retain mail and communications from distributors, agents and all others, in each case relating to the Business;

                  (j) Security Deposits. All security deposits deposited by or on behalf of Seller as lessee or sublessee, under any leases or subleases included in the Assets;

                  (k) Claims. All claims, deposits, prepayments, warranties, guaranties, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature relating to the Business or the Assets;

                  (l) Customer Information. All lists and records pertaining to customers, suppliers, distributors, personnel and agents (past or current) and all other files, documents, correspondence, drawings and specifications, computer programs and business records of every kind and nature relating to the Business or the Assets, in each case whether evidenced in writing, electronically (including by computer) or otherwise;

                  (m) Certifications. All certifications, ratings, listings and similar rights or benefits obtained from any customer, product certification organization or Governmental Entity relating to the Business or the Assets ("Certifications");

                  (n) Insurance Policies. Seller's rights to coverage under any liability insurance policy of Seller with respect to any occurrence or action relating to the Business or the Assets prior to the Closing including Seller's rights to receive any proceeds thereunder; and

                  (o) Other Assets. All other property owned by Seller, or as to which Seller has any right (irrespective of title) relating to the Business or the Assets.

                                  Schedule 4.5

                                  Balance Sheet

                                                       10/30/2006
ASSETS
     Current Assets
         Checking/Savings
              Paypal                                        $1.05
              Wells Fargo Checking                      $1,000.00 aprox
              Wells Fargo Saving                          $525.19
                                                      -----------
         Total Checking/Savings                         $1,525.24

         Accounts Receivable
                                                    $        0.00
                                                    -------------
         Total Accounts Receivable                  $        0.00

         Other Current Assets
              Inventory Asset                       $   347,428.64
              Prepaid Legal Fee                     $    3,500.00
              Prepaid Rent                          $      550.00
                                                    -------------
         Total Other Current Assets                 $  351,478.64
                                                    -------------

     Total Current Assets                           $  353,004.88

     Fixed Assets
         Computer Equipment                         $    2,848.92
                                                    -------------
     Total Fixed Assets                             $    2,848.92
                                                    -------------

TOTAL ASSETS                                        $  355,853.80
                                                    =============
LIABILITIES & EQUITY
     Liabilities
         Current Liabilities
              Accounts Payable
                  Accounts Payable                  $  159,355.67
              Total Accounts Payable                $  159,355.67

              Credit Cards
                  American Express
                  Business Card                     $   11,964.11
                                                    -------------
              Total Credit Cards                    $   11,964.11

              Other Current Liabilities
                  Sales Tax Payable                 $      412.50
                  Short Term Loan BIKE              $   50,000.00
                                                    -------------
                  Short term loan RG
                  past 2 salary                     $   16,000.00
                                                    -------------

         Total Current Liabilities                  $  237,732.28

         Long Term Liabilities                                     will be
                                                                   converted to
              Loan from Shareholders                $  252,500.49  equity
                                                    -------------
         Total Long Term Liabilities                $  252,500.49
                                                    -------------

     Total Liabilities                              $  490,232.77

     Equity
         Owner's Equity                             $1,047,500.00
         Retained Earnings                           ($778.172.04)
         Net Income                                  ($326,991.21)
                                                    -------------
     Total Equity                                     ($57,663.25)
                                                    -------------

TOTAL LIABILITIES & EQUITY                          $  432,569.52
                                                    =============

Schedule 4.7


                                   Tax Matters



See attachments

Schedule 4.8


                           Contracts and Commitments.

                                 Schedule 4.9(a)

                               Proprietary Rights


Patents and Patent applications
US design Patent (issued)                           D548,801
European Design Patent (issued)                     000609516-0001
European Design Patent 6 seat table (issued)        000609516-0002
US Utility patent for Automated Poker table
and Kiosk idea application (Patent Pending)         Number 60/782,173, filed
                                                    March 13, 2006

Kiosk software
Software and IP of cashless and kiosk software
Source code developed by Ihsoft and owned by PA
(referenced in the Ihsoft agreement).
See attachment                                      (excludes portions of code
                                                    owned by Ihsoft)





                                 See attachments

                                 Schedule 4.9(b)

                             Ownerships; Infringement




Seller received notice from its competitor, Pokertek, regarding published patent applications for various portions of the Electronic Poker Table and alleging PokerTek would pursue IP protection "vigorously" if awarded patent protection. Poker Automation has indemnified Arkadium, our software provider from any claim from Pokertek related to the same matter. Pokertek has also communicated their intention to pursue patent protection if awarded against Arkadium.


         See attachment of letter from Pokertek

                                  Schedule 4.10

Litigation: Proceedings

There are currently no litigation proceedings but we have been contacted by IIG with indications they may take legal action

IIC (International Investments Group) has informed to us they would pursue legal action related to an agreement with Poker Automation, as set forth in the attached documents, including:

IIG Attachment      1. Agreement with IIG

                    2. 4 table order

                    3. Communication from their attorneys regarding this
                       matter

                           a. Legal letter from IIGC - Bulgaria by Douglas
                              Abendroth

                           b. Legal letter from IIGC - Bulgaria by Whalen LLP




Arkadium

         Seller is currency negotiating the finalization of the agreement with Arkadium. No litigation or threats of litigation exist that this time.

Schedule 4.12

            Governmental Licenses and Permits Affiliate Transactions


         See attachment

Schedule 4.13

                                   Employees.


         1. Peter Melika: Salary $72,000 per year plus IRA and HMO health benefits

         2. Eddie Huerta: Salary $85,000 per year plus IRA and HMO health benefits


See attachments

Schedule 4.14

                                    Benefits


Both current employees have health and IRA benefits

Schedule 4.15

                             Affiliate Transactions


Location agreements:

The Bicycle Casino

Ocean's 11 Casino

Crystal Park Casino

EI Dorado Enterprises/Hustler Casino

Hawaiian Gardens Casino




Spokesman Agreement:

Johnny Chan Agreement

Schedule 4.18


                                     ASSETS


         See attachments

Schedule 4.20


                                    Insurance


See insurance attachment